EX-99.77B

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL

Board of Directors and Shareholders
Permanent Portfolio Family of Funds, Inc.
Petaluma, California

In planning and performing our audit of the financial statements of Permanent Portfolio Family of Funds, Inc. (comprising, respectively, the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio) for the year ended January 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Permanent Portfolio Family of Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity’s objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of January 31, 2003.

This report is intended solely for the information and use of management and the Board of Directors of Permanent Portfolio Family of Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Tait, Weller & Baker

Philadelphia, Pennsylvania
March 7, 2003, except as to Note 9, which is as of
March 28, 2003

Attachment 77B

EX-99.77E

LEGAL PROCEEDINGS

Following a routine examination of Permanent Portfolio Family of Funds, Inc. (“Fund”) in 1991, the Securities and Exchange Commission (“Commission”) instituted public administrative and cease-and-desist proceedings (“Proceedings”) on January 13, 1997, to determine the truth of allegations by the Commission’s Division of Enforcement (“Division”) that World Money Managers, Terry Coxon and Alan Sergy (the Fund’s investment adviser, or, “WMM,” and two of the Fund’s directors and officers, respectively, or, “Respondents”), breached their fiduciary duties in violation of certain provisions of federal securities laws in fiscal years 1990 through 1996. From May 5, 1997 through May 15, 1997, an administrative hearing on these charges was held before Chief Administrative Law Judge Brenda P. Murray (“Hearing Officer”) in San Francisco, California. The Respondents denied all of the allegations of the Division and actively contested the Proceedings. The Fund is not and was not a party to the Proceedings.

In an initial decision dated April 1, 1999 (“Initial Decision”), the Hearing Officer ruled that the Respondents had committed certain violations of the federal securities laws. Specifically, the Hearing Officer ruled that the Respondents violated Section 206(2) of the Investment Advisers Act of 1940: by charging $248,153 of transfer agent and accounting fees to the Fund’s Marketing and Distribution Plan (“12b-1 Plan”) during calendar year 1990; by causing the excessive capitalization of a broker-dealer subsidiary of the Permanent Portfolio (World Money Securities, Inc., or, “WMS”) of $850,000 and charging it in 1990 and 1991 for printing costs related to the distribution of shares in the Treasury Bill Portfolio, Versatile Bond Portfolio and Aggressive Growth Portfolio in the amount of $336,571; by charging WMS excessive rent and improper underwriting costs of $72,426; and by acquiring a “call option” in 1990 prohibited by the Fund’s fundamental investment policies and managing the investment for the advantage of a client of an officer of the Fund. The Hearing Officer also ruled that the Respondents violated, or aided and abetted violations of: Section 12(b) of the Investment Company Act of 1940 (“1940 Act”) and Rule 12b-1 thereunder, by receiving unauthorized reimbursements in calendar year 1990 of $214,270 under the Fund’s 12b-1 Plan and by providing insufficient information regarding the 12b-1 Plan to the Fund’s Board of Directors; Section 13(a)(3) of the 1940 Act by acquiring the "call option;" Section 17(a) of the Securities Act of 1933, Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 thereunder, and Section 34(b) of the 1940 Act by making misleading statements in the Fund’s registration materials; Section 10(b) of the 1940 Act by using WMS as a principal underwriter for the Fund; and Section 17(d) of the 1940 Act and Rule 17d-1 thereunder, by causing WMS to be excessively capitalized.

The Hearing Officer ordered that the Respondents: cease and desist from committing further violations; be suspended from association with any registered investment adviser or investment company for a period of three months; disgorge $1,608,018; pay prejudgment interest of $1,236,726; and pay civil penalties of $140,000.

On April 22, 1999, the Respondents filed petitions for review by the Commission. On April 21, 1999, the Division also filed a petition for review by the Commission of certain sanctions contained in the Initial Decision, seeking to bar WMM from acting as an investment adviser and to bar Mr. Coxon from association with any registered investment adviser or investment company for one year with a right to reapply. Thereafter, the Commission granted the petitions for review of the Initial Decision and has scheduled oral argument relating to such a review for May 12, 2003.

Pursuant to the Fund’s Bylaws, the Fund advanced expenses incurred by the Respondents in the Proceedings upon their undertaking to repay the advances, in the event it is ultimately determined that they have committed willful misfeasance, bad faith, gross negligence or reckless disregard of their duties (“Disabling Conduct”). The Fund has incurred and may continue to incur, such expenses in connection with the Proceedings, including amounts paid by WMM to persons who are directors and officers of the Fund for their litigation expenses. Following the Initial Decision of the Hearing Officer, WMM suspended the submission of its expenses incurred in the Proceedings for reimbursement by the Fund and the Fund has neither paid nor advanced any such expenses since the Initial Decision.

The Initial Decision of the Hearing Officer does not become effective until the Commission’s decision, which could affirm, reverse or modify the Initial Decision. WMM has continued to act as investment adviser of the Fund, and Mr. Coxon has continued to serve as President and a director of the Fund during these Proceedings. Mr. Sergy retired from the Fund for medical reasons in March 1998 and, except for payments being made under the Fund’s long term disability plan, is no longer associated with the Fund.

The ultimate outcome of these Proceedings is unknown. The Board of Directors has continued to monitor the Proceedings and to take such actions as may be appropriate to assure the availability to the Fund of such investment advice and administrative support as may be necessary to continuously implement the Fund’s investment policies and investment objectives.

In order to provide additional security to the Fund for the repayment of advances made to and on behalf of WMM, the Fund and WMM entered into a security agreement as of February 20, 2003 (“Security Agreement”), whereunder WMM granted to the Fund a security interest in all of its assets to secure the repayments of amounts advanced should it ultimately be determined that WMM or Mr. Coxon committed Disabling Conduct and therefore, are not entitled to be indemnified.   In addition to the security interest and as part of the Security Agreement, WMM has agreed to make quarterly payments of $25,000 to a “Custodial Account,” as defined in the Security Agreement.  The amounts deposited in the Custodial Account may only be withdrawn (other than to make “Permitted Investments,” as further defined in the Security Agreement):    (i) to repay advances in the event of a determination that there has been Disabling Conduct; or  (ii) to repay WMM in the event the Proceedings are resolved in its favor.   In addition, during the term of the Security Agreement, WMM must provide the Fund unlimited access to its books and records and is subject to certain restrictions on its ability to use its assets as collateral, transfers of its ownership interests, distributions to its partners and transactions with its affiliates.

Attachment 77E